                                                                    Exhibit 10.2

                        AMENDMENT TO EMPLOYMENT AGREEMENT


     This Amendment, dated as of March 9, 2004, amends the Employment Agreement, entered into as of March 11, 2000 and amended as of November 20, 2002 (as so amended, the "Agreement"), by and between Daniel E. Boxer (the "Executive") and Fairchild Semiconductor Corporation, a Delaware corporation (the "Corporation").

                                 R E C I T A L S
                                 ---------------

     A.   The Executive and the Corporation have entered into the Agreement.

     B. The Executive and the Corporation desire to further amend the Agreement as set forth herein to attempt to ensure the Executive's continued employment with the Corporation.

     C. Terms not otherwise defined herein have the meanings set forth in the Agreement. Terms defined in the Agreement and in this Amendment shall have the meanings given in this Amendment.

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Agreement by adding the following sections.

SECTION 26. EXTENSION FOLLOWING MARCH 11, 2004.

     (a)  Extension of Renewal Term. Notwithstanding anything to the contrary in
Section 1(a) of this Agreement or in any previous amendment to this Agreement, the current Renewal Term (ending March 11, 2004) is hereby extended for an additional one-year period to end on March 11, 2005 (the remainder of the current term and such extension together are referred to as the "Renewal Term").

     (b) Duties During Renewal Term. During the Renewal Term, the Executive shall continue to be employed by the Corporation as Senior Executive Vice President responsible for legal affairs, human resources, communications and administration, reporting to the current Chief Executive Officer until such time as a successor CEO is appointed. Upon the appointment of a successor CEO, for the remainder of the Renewal Term, and following a transitional period of a duration and form determined by the Corporation with the consent of the Executive (not to be unreasonably withheld), the Executive will report to the Chairman of the Board as a member of the Office of the Chairman, and will no longer be responsible for or have any authority over the above-referenced functions. The provisions of Section 2(b) of this Agreement shall continue to remain in full force and effect during the Renewal Term, except as modified by this paragraph. For the avoidance of doubt, the Executive and the Corporation agree that the appointment of a successor to the current Chief Executive Officer during the Renewal Term shall not be treated as Good Reason under this Agreement, provided the Corporation complies with terms of this paragraph. The Executive shall continue to serve as Corporate Secretary during the Renewal Term.

     (c) Application of Agreement During Renewal Term. Section 24 of the Agreement is hereby deleted and that section number hereby reserved. During the Renewal Term the provisions of this Agreement will remain in full force and effect except as otherwise provided in Sections 26 and 27 hereof. Notwithstanding any provision of this Agreement to the contrary, if during the Renewal Term the Executive's employment is terminated for any reason, then the Executive shall receive the rights and benefits related to health care and life insurance described in Section 8, and stock options granted to the Executive under the company's stock option plans prior to the date hereof shall fully vest and the Executive shall have the full option term to exercise such options.

     (d) Base and Incentive Compensation During Renewal Term. During the Renewal Term, the Corporation shall pay the Executive base compensation and establish incentive plan target levels that are competitive with similarly situated high-technology companies, provided that neither will be lower than any previously paid or established under this Agreement. For purposes of Section 11 of this Agreement, the provisions of this Section 26(d) shall be treated as terms of Sections 3 and 4 of this Agreement.

     (e) Resignation Before End of Renewal Term. The Executive may voluntarily resign and terminate his employment before the end of the Renewal Term for any reason or no reason pursuant to Section 1(b) upon 30 days prior written notice to the Corporation (it being understood that if the Executive terminates his employment for Good Reason, this paragraph shall not apply and Section 10 shall apply), and in such event (i) the Executive shall be deemed to have retired for all purposes of this Agreement and Company benefit plans and (ii) the Executive will receive the benefits described in Section 26(c) as well as the payment of his base salary up to the effective date of such termination. In case of such a resignation, the Executive will be entitled to receive a pro rata share of any EFIP bonus the Company actually pays for the 2004 measurement period, based on the portion of the year served by the Executive as an employee, whether before or during the Renewal Period.

     (f) Consulting Period. Commencing at the end of the Renewal Term, the Executive will become a nonemployee consultant and will provide consulting services to the Corporation on a non-exclusive basis as reasonably requested by the Corporation for a one-year consulting period (the "Consulting Period") ending on March 11, 2006. During the Consulting Period, the Executive will be available, at the election of the Corporation, to provide consulting services commensurate with his position, for approximately 20 hours per week, to accomplish, under the direction of the Chairman of the Board of Directors, a work plan developed by the Chairman of the Board and the Executive and approved by the Board of Directors. During the Consulting Period, the Corporation agrees to pay the Executive base compensation of $370,000 per year, payable in accordance with the standard payroll procedures of the Corporation. In addition, during the Consulting Period, the Executive will be eligible for an annual bonus at a target of 50% of his target annual bonus applicable during the Renewal Term (the "Consulting Bonus"). If the Corporation terminates the Executive's consultancy without Cause or due to the Executive's Disability or in the event of the Executive's death during the Consulting Period, the Corporation will pay the Executive the base compensation for the balance for the Consulting Period and the Consulting Bonus at the times such payments would have otherwise been made. The Executive may terminate his consultancy for any reason or no reason effective upon 30 days written notice at any time before or during the Consulting Period, in which case the Executive shall receive a pro rata portion of his base consulting compensation and the Consulting Bonus, each reflecting the portion of the Consulting Period served. During the Consulting Period, the Corporation shall provide the Executive with an on-site office and secretarial support, and while the Executive is performing a consulting assignment for the Corporation, the Corporation shall continue to provide the Executive with travel-related fringe benefits commensurate with those received by the Executive during the Renewal Period while performing similar assignments as a full-time employee (i.e., reimbursement of business expenses and provision of transportation and travel accommodations). The obligation of the Corporation to provide the benefits under Section 8 of this Agreement shall not be affected by the Executive's performance of services for the Corporation during the Consulting Period, and thus, by way of example and not limitation, the Executive shall be entitled to all of such benefits at the end of the Renewal Term or earlier if the Executive terminates his employment for any reason after the date hereof. Except as set forth herein, the Executive should not be entitled to any additional compensation or benefits during the Consulting Period. During the Consulting Period, the provisions of Sections 14 through 22 and this paragraph (f) of this Section 26 will continue to apply to the Corporation and the Executive and, except as otherwise provided herein, no other provisions of this Agreement will continue to be applicable. For purposes of Section 18(b)(3), the date of "termination of employment" shall mean the date on which the Executive ceases to perform consulting services for the Corporation during or upon the end of the Consulting Period. Notwithstanding anything to the contrary herein, this paragraph (f) will be void and of no effect if the Executive's employment is terminated for any reason before the end of the Renewal Period.

SECTION 27. EQUITY AWARDS

     (a) Grants. Subject to the terms and conditions of this Agreement and receipt of stockholder approval of proposed amendments to the Corporation's stock plan, the Corporation will include, as part of its annual grant to eligible employees of the Corporation in 2004, grants to the Executive of deferred stock units ("DSUs") and options ("Options") to purchase Common Stock, under and subject to the Corporation's Stock Plan. The foregoing grants will be evidenced by customary agreements under such plan, dated the date of such grant and not inconsistent with the terms hereof.

     (b) Vesting. The Options and DSUs, if granted, will vest in full (i) on the last day of the Renewal Term if the Executive remains employed up to and including that date or (ii) on the date of the Executive's Qualifying Termination if such a termination occurs before the end of the Renewal Term. If the Executive terminates his employment before the end of the Renewal Term under
Section 26(e), then the Options and DSUs will vest pro rata to reflect the portion of the Renewal Term (based on the number of days served) that the Executive was employed before the effective date of such termination. In any case the Executive shall have the remainder of the Option term to exercise any such vested options following termination. For the avoidance of doubt, the Consulting Period shall not be considered a term of employment for purposes of this paragraph.

     IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of date first set forth above.

                           FAIRCHILD SEMICONDUCTOR CORPORATION


                           By     /s/ Kirk P. Pond
                             ---------------------------------------------------
                                Its President and Chief Executive Officer


                           EXECUTIVE


                                /s/ Daniel E. Boxer
                           -----------------------------------------------------
                           Daniel E. Boxer